Exhibit 10.2

SECOND AMENDMENT TO THE
EMERSON ELECTRIC CO. SAVINGS INVESTMENT RESTORATION PLAN

WHEREAS, Emerson Electric Co. previously adopted the Emerson Electric Co. Savings Investment Restoration Plan, as amended and restated effective January 1, 2005 (“Plan”), to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company retained its right to amend the Plan pursuant to Section X.G. therein; and

WHEREAS, the Company desires to amend the Plan to provide for hypothetical investments selected by participants in the Plan for purposes of crediting gains and losses to participant accounts, effective as of February 3, 2020.

NOW, THEREFORE, effective as of February 3, 2020, the Plan is amended as follows:

1. Section V is replaced in its entirety with the following:

The value of each Participant’s Account shall be measured against underlying investment funds made available by the Committee. A Participant may select, from the investment funds made available by the Committee, the investment funds in which all or part of the Participant’s Account shall be deemed to be invested. A Participant’s investment selection shall be made in accordance with procedures established by the Committee on a form provided by the Plan Administrator and such selection shall remain effective until a subsequent valid designation has been made by the Participant by giving written direction to the Plan Administrator in accordance with procedures established by the Committee. A change to a Participant’s investment designations shall become effective on the date determined under the applicable procedures established by the Committee. In the event a Participant does not make an investment selection pursuant to this Section V, the Committee may deem the Participant to have selected a default investment fund selected by the Committee in its sole discretion.

The Committee, in its sole discretion, may discontinue the availability and/or make additional investment funds available at any time. Any changes to the investment funds to be made available under the Plan shall be communicated to the Participant by the Plan Administrator.

The Committee, the Company, and the Plan Administrator are not under any duty to question any investment election of a Participant, to make any investment recommendations, or to provide to any person any investment advice or investment information. The Committee, the Company, and the Plan Administrator shall not be liable for any losses or damages arising from the investment selection of a Participant or the performance of any investments offered as deemed investments under the Plan.

2. Section VI is replaced in its entirety with the following:

As of the end of each calendar quarter, the Account of each Participant shall be credited with gains or losses determined as if such Account had been invested in the investment funds selected by the Participant in accordance with Section V. Nothing in Section V or this Section VI shall require the Company to purchase any of the investment funds selected by the Participant. Such investments may be notional, and the gains and losses thereon may be reflected as notional additions or reductions in the value of the Participants’ Accounts.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 3rd day of February, 2020.

EMERSON ELECTRIC CO.

By: /s/ Beth Kovaly Willis

Name: Beth Kovaly Willis

Title: Vice President, Executive Compensation